Exhibit 99.1

CONTACTS
Clarkston State Bank – Grant Smith, President – 248 625-8585 Marcotte Financial Relations – Mike Marcotte – 248 656-3873

Clarkston Financial Corp. Promotes Two
J. Grant Smith Named President and James W. Distelrath Named CFO

For Immediate Release

        CLARKSTON, Mich., Dec. 6, 2005 — Clarkston Financial Corporation (OTCBB:CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, has promoted J. Grant Smith to the newly created post of President, and elevated James W. Distelrath to Chief Financial Officer.

        Mr. Smith had held duel titles of Chief Operating Officer and Chief Financial Officer. Mr. Distelrath was Vice President & Corporate Controller.

        Mr. Smith joined Clarkston State Bank in 2001 from New Century Bancorp where he was Executive Vice President and Chief Financial Officer. Prior to that post, he was Treasurer and interim CFO at Sterling Bancorp. He also has public accounting and corporate-finance experience, having served as a senior associate with PriceWaterhouseCoopers, LLP; and regulatory experience with the U.S. Department of Treasury, Office of Thrift Supervision, where he was a Federal Thrift Examiner. He holds an MS degree in Finance and BBA degree from Walsh College of Accountancy and Business Administration and is a member of the Financial Managers Society.

        Mr. Distelrath, CPA, joined Clarkston State bank in November 2004 from Paramount Bank where he was Senior Vice President and Treasurer. Prior to that position, he was an Engagement Manager at the accounting and consulting firm Crowe, Chizek and Company. He holds a BBA degree in accounting from Michigan State University and is a member of Michigan Association of Certified Public Accountants, American Institute of Certified Public Accountants and Michigan Banker’s Association Liquidity Management Committee.

        In making the announcements, Edwin Adler, Chairman and CEO, said, “Our Board of Directors heartily endorses the promotion of both of these talented, hard-working professionals. The establishment of an office of president at our holding company is a significant step forward inasmuch as we intend this to be a pivotal point and springboard for organizational growth.”

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Clarkston Financial Corp.
Smith/ Distelrath Promotions

        Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in Milford, Mich., in August 2005. Clarkston Financial Corp. owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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